Exhibit 99.1

Contact: Les Nelson
Director — Investor Relations
(309) 347-9709

Aventine Reports Third Quarter Results

Ethanol Price Decline Negatively Impacts Results

•                  Net income for Q3’07 was $3.0 million, and fully diluted EPS was $0.07 share

•                  Cash flow from operations for Q3’07 was $8.8 million

•                  Commodity spread fell as a result of declining ethanol prices and high corn prices

•                  Company added $50 million of availability to its liquidity facility

•                  Economic impact of declining ethanol prices on quarter-end inventory was $10.6 million

•                  Previously unrecognized tax benefits totaling $9.6 million favorably impacted earnings as a result of concluding standard Internal Revenue Service examination

•                  Reduction in effective tax rate from 32.5% to 23.4% also favorably impacted earnings by $3.9 million

•                  Air permits received for Aurora West and Mt. Vernon projects

PEKIN, IL, (October 30, 2007) — Aventine Renewable Energy Holdings, Inc. (NYSE: AVR), a leading producer, marketer and end-to-end provider of clean renewable energy, today released its results for the third quarter and nine months ended September 30, 2007.

Ron Miller, Aventine’s President and Chief Executive Officer said, “Ethanol prices fell significantly beginning in August.  This, combined with high corn prices, resulted in a difficult operating environment.  Ethanol has significant value as a motor fuel in today’s scarce energy marketplace.  This value is further enhanced given its huge pricing discount to gasoline, coupled with the 51 cent tax credit that oil companies and other blenders currently enjoy on blending ethanol.  This large arbitrage is the result of a temporary supply/demand imbalance as a wave of new ethanol production seeks to find a home in the discretionary conventional gasoline market.  We believe that higher mandated use and increased discretionary blending by refiners and independent distributors should close this arbitrage and lead to increased margins for ethanol producers.”

Miller added, “Our capacity expansion plans are moving forward, as we gave the go ahead in the third quarter to proceed with construction of our new ethanol facilities in Aurora, Nebraska and Mt. Vernon, Indiana.  We remain positive about the longer-term ethanol marketplace and these expansions make strategic sense for Aventine.  Yet, we continue to assess the pace of our growth strategy in light of prevailing weak margins.”

Miller concluded, “Our unique mix of assets gives us certain advantages in today’s difficult operating environment.  Higher co-product recovery rates from our wet mill become more important in a difficult margin environment.  Our distribution system and customer relationships place us in a leading position.  Our balance sheet is strong.”

Third Quarter 2007 Financial Highlights

Revenue in Q3’07 decreased 8.7% over Q2’07, as a result of significantly lower ethanol prices, offset partially by higher volumes sold.  Revenue totaled $360.7 million in Q3’07.  Co-product revenue increased slightly to $24.0 million in Q3’07, from $23.2 million in Q2’07.  Total gallons of ethanol sold were 162.0 million gallons in Q3’07, versus 158.7 million gallons in Q2’07, reflecting increased purchases from marketing alliance partners and an increase in purchase/resale gallons, offset by decreased equity production.  The average gross sales price of ethanol in Q3’07 was $2.01 per gallon, down sharply from $2.29 per gallon received in Q2’07.  The average inventory cost of $1.61 per gallon at the end of the Q3’07 versus $1.98 at the end of Q2’07, using our weighted-average FIFO approach to calculating inventory, reflects the sharp decline in ethanol prices during the quarter.  The economic impact of selling gallons that were previously held in inventory in Q2’ 07 during a period of declining prices, was $9.0 million.  Such decline in value was further affected by a $1.6 million lower of cost or market adjustment.

Gallons sold in Q3’07 totaled 162.0 million gallons, as compared to 158.7 million gallons in Q2’07.  In the third quarter of 2007, we produced 46.8 million gallons, purchased 84.6 million gallons from our marketing alliance partners, purchased 28.8 million gallons from unaffiliated producers and marketers and decreased inventory by 1.8 million gallons.  Equity production decreased in Q3’07 over Q2’07 by approximately 7.7%.  Equity production declined as a result of normal maintenance downtime taken during the third quarter at our Pekin wet mill and our decision to reduce the percentage of denaturant we blend from 4.76% to 1.96%.

Corn costs in the third quarter of 2007 decreased to $3.81 per bushel, somewhat lower than our Q2’07 cost of $3.99 per bushel but higher than the Q3’07 CBOT average daily closing price of $3.35 per bushel.  We had previously fixed the price we would pay for corn through July to protect against fluctuation in corn prices.

Co-product revenue for Q3’07 was $24.0 million, versus $23.2 million for Q2’07.  Co-product revenue, as a percentage of corn cost, increased to 35.8% during Q3’07.  Lower volumes along with lower pricing on DDGS were offset by higher prices for germ, meal and yeast.  In Q3’07, we sold 284.8 thousand tons, versus 297.1 thousand tons in Q2’07.

Conversion costs in the quarter increased $0.02 per gallon to $0.63 per gallon, as compared to $0.61 per gallon in Q2’07.  The increase in conversion costs was primarily the result of higher labor and maintenance costs associated with scheduled maintenance performed at our Pekin wet mill facility in Q3’07 combined with the corresponding reduction in gallons produced, offset somewhat by lower denaturant costs.  In Q3’07, we reduced the percentage of denaturant added to our ethanol from 4.76% to 1.96%.

Freight and distribution costs in Q3’07 increased to $0.19 per gallon from $0.18 per gallon in Q2’07.  Freight/logistics cost per gallon is calculated by taking total freight/logistics expenses incurred and dividing by the total ethanol gallons sold.  Total freight/logistics costs also include costs to ship co-products.  The increase in freight costs was primarily due to higher general freight and barge expenses.  Fuel surcharges continue to impact general freight rates.

Depreciation expense for Q3’07 was $3.3 million, as compared to $3.0 million in Q2’07.

SG&A expenses were $9.4 million in Q3’07 as compared to $8.8 million in Q2’07.  The increase in SG&A expenses as compared to Q2’07 primarily reflects increased costs for outside consultants for IT projects and for accounting and other consultants as a result of taking steps necessary to become SOX compliant by year-end.

Other non-operating loss for the third quarter of 2007 includes $1.0 million of realized and unrealized net losses on derivative contracts, including the effect of marking to market derivative contracts, versus net gains in the second quarter of 2007 of $2.1 million.  The losses recorded in Q3’07 reflect mark to market losses on CBOT short corn positions totaling $0.2 million and losses on short gasoline future positions totaling $0.8 million.

Interest income for Q3’07 totaled $3.6 million.  Interest income decreased slightly due to a lower level of funds available to invest as a result of continued spending on capacity expansion projects.

Interest expense for the third quarter was $5.4 million.  Interest expense includes $7.5 million in interest on $300 million aggregate principal amount of our 10.0% senior unsecured notes, $0.2 million of amortization of deferred financing fees, reduced by capitalized interest of $2.3 million.

The income tax benefit rate recorded for the third quarter of 2007, excluding the impact of the recent standard IRS examination, was 52.2% versus an income tax expense rate of 28.9% in the second quarter of 2007.  We reduced our estimated tax provision rate to reflect a lower estimate of taxable income for the remainder of the fiscal year.  The change in estimate in the third quarter adjusts the year-to-date estimated tax rate to 23.4%.

Our federal income tax returns covering fiscal years 2004 and 2005 had been under audit by the Internal Revenue Service (“IRS”).  The audit was completed in September 2007.  As a result, the Company was able to finalize positions relating to certain tax matters which required liability recognition under FIN 48.  The Company recognized in the third quarter of 2007 a previously unrecorded favorable tax benefit of $9.6 million, which includes its previously recorded liability for uncertain tax benefits, the related interest and the release of code section 382 valuation allowances.

Third Quarter 2007 versus Third Quarter 2006

Net income decreased in Q3’07 to $3.0 million, or $0.07 per diluted share, as compared to net income of $5.3 million, or $0.12 per diluted share, in Q3’06.  Net income decreased primarily as a result of significantly lower ethanol revenue per gallon sold along with significantly higher corn costs.  The commodity spread, defined as gross ethanol selling price per gallon less net corn cost per gallon, declined in Q3’07 to $1.09 per gallon, from $1.89 per gallon in Q3’06.  The average sales price per gallon of ethanol declined in Q3’07 to $2.01 per gallon from the $2.37 average received in Q3’06.  Corn costs during the third quarter of 2007 averaged $3.81 per bushel, significantly higher than our third quarter 2006 cost of $2.31 per bushel.  A decrease in the conversion cost in Q3’07 to $0.63 per gallon as compared to $0.67 per gallon in Q3’06 was not sufficient to offset the decline in the commodity spread.

Both Q3’07 and Q3’06 results were negatively affected by declining ethanol prices, as quarter end inventory valuations reflect lower ethanol prices using our weighted average FIFO approach to calculating inventory.  The economic impact of selling gallons that were previously held in inventory in Q2’ 07 during a period of declining prices, was $9.0 million.  Such decline in value was further affected by a $1.6 million lower of cost or market adjustment.  In 2006, inventory valuations fell from an average of $2.19 at the end of Q2’06 to $1.94 at the end of Q3’06.  Higher selling, general and administrative expenses in Q3’07 also attributed to the decline in net income from Q3’06.

Gallons of ethanol sold in the third quarter of 2007 decreased slightly to 162.0 million gallons, as compared to 163.3 million gallons in the third quarter of 2006.  Ethanol sales for the quarter decreased as a result of lower marketing alliance purchases, offset somewhat by increases in equity production and purchases from other producers.  Ethanol production in the quarter was 46.8 million gallons, up from 32.1 million gallons in the third quarter of 2006.  The increase in production is the result of the capacity increase from our Pekin dry mill that began operation in Q1’07.

Operational Highlights

The Company received air construction permits from both the Indiana Department of Environmental Management and the Nebraska Department of Environmental Quality.  Each permit allows for construction of a 226 million gallon fuel-grade ethanol facility at Mt. Vernon, Indiana and Aurora, Nebraska.  Construction of the first 113 million gallon phase at each of these sites has now begun.  Kiewit Energy Company is the contractor for these projects and Delta-T is the technology provider.

During the third quarter of 2007, we spent approximately $71.5 million on capital projects.  Of this amount, $2.9 million was spent on maintenance and regulatory projects, while $68.6 million was spent on capacity additions.  For the year, we have spent $149.9 million on capital projects, of which $11.5 million was for maintenance and regulatory projects, and $138.3 million was spent on capacity additions.  Our total capital expenditures on capacity expansion projects is expected to be approximately $250 million for 2007.  Capital expenditures on non-expansion related maintenance and regulatory items is now expected to total approximately $14 million for 2007.

Our marketing alliance annualized volume at the end of Q3’07 remained at 361 million gallons.  We expect to increase our marketing alliance volumes during Q4’07 by 100 million gallons on an annualized basis.  Our expectation is based on the start-up of, an expansion by Glacial Lakes Ethanol, of Watertown, SD and a new plant called E Energy Adams, LLC, in Adams, NE, both with an annual nameplate capacity of 50 million gallons.  When these new plant/expansions becomes operational, and including our own recently built Pekin dry mill, we will be marketing, excluding any purchase/resale gallons, 668 million gallons of ethanol in the U.S. annually, nearly matching the total at the end of 2006.  In addition, we have signed marketing agreements with another 17 plants with nameplate production capacity of 1.5 billion gallons, with 301 million gallons currently under construction and 1.2 billion gallons for projects that have been announced, but for which completion dates are uncertain.

In Q3’07, the Company increased the amount of availability under its secured revolving credit facility by $50 million, as allowed under the terms of its existing liquidity facility.  Such additional availability was secured by property, plant and equipment.  Our liquidity facility is a $200 million facility, subject to collateral availability, and is expandable under certain conditions to $300 million.  Total liquidity available to us at the end of Q3’07 was $438.5 million, comprised of $322.3 million in cash and short term investments and $116.2 million available under our liquidity facility.

Also during the third quarter of 2007, the Company repurchased 71,300 shares of its common stock for $1.0 million under the Company’s stock repurchase program approved by the Board of Directors in October 2006.  The amount remaining under the authorization to repurchase stock is approximately $47.8 million.

Third Quarter Conference Call

The Company will hold a conference call at 9:00 am central time (10:00 am eastern time) on Wednesday, October 31, 2007 to discuss the contents of this press release.  Dial in to the conference call at (800) 510-0178 (U.S.) or (617) 614-3450 (International), access code: 20672174, ten minutes prior to the scheduled start time.  A link to the broadcast can be found on the Company’s website at www.aventinerei.com in the Investor Relations section under the “Conference Calls” link.  If you are unable to participate at this time, a replay will be available through November 30, 2007 on this website or by dialing (888) 286-8010 (U.S.) or (617) 801-6888 (International), access code:  92229776.  Should you have any problems accessing the call or the replay, please contact the Company at (309) 347-9377.

The tables and information following the text of this press release provide financial data that are included in this press release and that will be discussed on the conference call.  This includes a reconciliation of net income to adjusted earnings before interest, taxes, depreciation and amortization.  This press release, including these financial details, is now available on the Aventine website at www.aventinerei.com in the Investor Relations section under the heading Press Releases.

About Aventine

Aventine is a leading producer, marketer and end-to-end distributor of ethanol to many leading energy companies in the United States.  Aventine is also a marketer and distributor of biodiesel.  In addition to ethanol, Aventine also produces distillers grains, corn gluten feed, corn germ and brewers’ yeast.  Our internet address is www.aventinerei.com.

Forward Looking Statements

Certain information included in this press release may be deemed to be “forward looking statements” within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included in this press release, are forward looking statements.  Any forward looking statements are not guarantees of Aventine’s future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements.  Aventine disclaims any duty to update any forward looking statements.  Some of the factors that may cause Aventine’s actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements include the following:

•                  Changes in or elimination of laws, tariffs, trade or other controls or enforcement practices such as:

•                              National, state or local energy policy;

•                              Federal ethanol and biodiesel tax incentives;

•                              Regulation currently proposed and/or under consideration which may increase the existing renewable fuel standard and other legislation mandating the usage of ethanol or biodiesel;

•                              State and federal regulation restricting or banning the use of Methyl Tertiary Butyl Ether;

•                              Environmental laws and regulations applicable to Aventine’s operations and the enforcement thereof;

•                  Changes in weather and general economic conditions;

•                  Overcapacity within the ethanol, biodiesel and petroleum refining industries;

•                  Total United States consumption of gasoline;

•                  Availability and costs of products and raw materials, particularly corn, coal and natural gas;

•                  Labor relations;

•                  Fluctuations in petroleum prices;

•                  The impact on margins from a change in the relationship between prices received from the sale of co-products and the price paid for corn;

•                  Aventine’s or its employees’ failure to comply with applicable laws and regulations;

•                  Aventine’s ability to generate free cash flow to invest in its business and service any indebtedness;

•                  Limitations and restrictions contained in the instruments and agreements governing Aventine’s indebtedness;

•                  Aventine’s ability to raise additional capital and secure additional financing, and our ability to service such debt, if obtained;

•                  Aventine’s ability to retain key employees;

•                  Liability resulting from actual or potential future litigation;

•                  Competition;

•                  Plant shutdowns or disruptions at our plant or plants whose products we market;

•                  Availability of rail cars and barges;

•                  Renewal of alliance partner contracts;

•                  Our ability to receive and/or renew permits to construct and/or commence operations of our proposed capacity additions in a timely manner, or at all; and

•                  Fluctuations in earnings resulting from increases or decreases in the value of ethanol or biodiesel inventory

Tables to follow -

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

	Three months ended			Nine months ended September 30,
(In thousands except per share amounts)	9/30/07	6/30/07	9/30/06	2007	2006

Net sales	$360,674	$394,914	$407,053	$1,192,250	$1,163,478
Cost of goods sold	362,401	367,485	379,708	1,138,133	1,055,330
Gross profit/(loss)	(1,727)	27,429	27,345	54,117	108,148
Selling, general and administrative expenses	9,384	8,779	7,385	27,761	21,023
Other expense (income)	(169)	(514)	(616)	(847)	(1,223)
Operating income/(loss)	(10,942)	19,164	20,576	27,203	88,348
Other income (expense):
Interest income	3,576	4,167	1,449	9,111	3,333
Interest expense	(5,359)	(7,021)	(747)	(12,716)	(9,348)
Loss on early extinguishment of debt	—	—	(14,448)	—	(14,448)
Other non-operating income (expense)	(953)	2,139	2,348	5,055	4,802
Minority interest	(103)	(725)	(876)	(1,346)	(3,793)
Income/(loss) before income taxes	(13,781)	17,724	8,302	27,307	68,894
Income tax expense/(benefit)	(16,776)	5,117	3,015	(3,235)	26,766
Net income	2,995	12,607	$5,287	30,542	$42,128

Per share data:
Income per common share — basic:	$0.07	$0.30	$0.13	$0.73	$1.13
Basic weighted average number of common shares	41,949	41,912	41,541	41,891	37,279

Income per common share — diluted:	$0.07	$0.30	$0.12	$0.72	$1.09
Diluted weighted average number of common and common equivalent shares	42,385	42,649	42,691	42,497	38,581

Gallons by source:
Gallons produced	46,824	50,679	32,099	146,410	97,677
Gallons purchased from alliance partners	84,638	75,105	124,382	294,452	365,150
Gallons purchased from non-affiliated producers	28,821	22,085	18,314	72,434	49,439
Inventory (increase) decrease	1,746	10,862	(11,454)	652	(7,805)
Total gallons sold	162,029	158,731	163,341	513,948	504,461

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	September 30, 2007 (Unaudited)	September 30, 2006 (Unaudited)	December 31, 2006

Assets
Cash and cash equivalents	$39,424	$40,337	$29,791
Short-term investments	282,868	90,925	98,925
Accounts receivable, net	47,800	56,707	79,729
Inventory	60,787	91,320	67,051
Income taxes receivable	14,186	7,448	6,446
Other current assets	5,795	3,057	4,549
Property, plant and equipment, net	111,602	32,278	40,962
Construction in process	144,634	59,872	74,683
Net deferred tax assets	2,109	—	—
Other assets	13,762	1,077	6,000
Total assets	$722,967	$383,021	$408,136
Liabilities and Stockholders’ Equity
Accounts payable and other accrued expenses	$69,263	$65,444	$83,244
Long-term debt	300,000	5,000	—
Minority interest	9,840	9,878	10,221
Net deferred tax liabilities	—	6,344	6,104
Other long-term liabilities	3,971	4,648	4,404
Total liabilities	383,074	91,314	103,973
Stockholders’ equity	339,893	291,707	304,163
Total liabilities and stockholders’ equity	$722,967	$383,021	$408,136

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine months ended September 30,
(In thousands)	2007	2006

Operating Activities

Net income	$30,542	$42,128
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,765	3,529
Loss on early extinguishment of debt	—	14,448
Deferred income taxes	(7,939)	(359)
Stock based compensation expense	5,258	5,669
Minority interest	1,346	3,793
Other	—	838
Net changes in operating assets and liabilities	14,793	(48,363)
Net cash provided by operating activities	53,765	21,683

Investing Activities

Additions to property, plant and equipment	(149,898)	(51,981)
Increase in restricted cash for investing activities	—	(1,257)
Use of restricted cash for plant expansion	—	31,857
Release of restricted cash	—	29,762
Investment in short-term securities	(183,943)	(90,925)
Net cash provided by (used for) investing activities	(333,841)	(82,544)

Financing Activities

Proceeds from the issuance of senior unsecured notes	300,000	—
Purchase of treasury stock	(991)
Payment of debt issuance costs	(8,220)	—
Repayment of senior secured notes, including premiums	—	(163,618)
Net proceeds from the sale of common stock	—	260,915
Net repayments on revolving credit facilities	—	(1,514)
Proceeds from stock option exercises	508	221
Tax benefit from stock option exercises	139	4,034
Distributions to minority shareholders	(1,727)	(2,590)
Net cash provided by (used for) financing activities	289,709	97,448
Net increase in cash and cash equivalents	9,633	36,587
Cash and cash equivalents at beginning of period	29,791	3,750
Cash and cash equivalents at end of period	$39,424	$40,337

This press release contains, and our conference call will include, references to unaudited adjusted earnings before interest, taxes depreciation and amortization (EBITDA), a non-GAAP financial measure.  We have adjusted EBITDA to reflect the non-cash or non-recurring nature of some charges.  The following table provides a reconciliation of net income to adjusted EBITDA.  Management believes adjusted EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes.  Additionally, management provides an adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a year-over-year and quarter-over-quarter basis.

	Three months ended			Nine months ended September 30,
(In thousands) (Unaudited)	9/30/07	6/30/07	9/30/06	2007	2006

Net income	$2,995	$12,607	$5,287	$30,542	$42,128
Depreciation	3,332	3,025	590	9,307	2,687
Loss on early extinguishment of debt	—	—	14,448	—	14,448
Non-cash stock-based compensation expense	1,913	1,751	2,012	5,258	5,064
Minority interest	103	725	876	1,346	3,793
Interest expense	5,359	7,021	747	12,716	9,348
Interest income	(3,576)	(4,167)	(1,449)	(9,111)	(3,333)
Income tax expense	(16,776)	5,117	3,015	(3,235)	26,766
Adjusted earnings before interest, taxes, depreciation and amortization	$(6,650)	$26,079	$25,526	$46,823	$100,901

	Three months ended			Nine months ended September 30,
	9/30/07	6/30/07	9/30/06	2007	2006

Ethanol revenue per gallon sold	$2.01	$2.29	$2.37	$2.13	$2.20

Corn cost per bushel	$3.81	$3.99	$2.31	$3.79	$2.23
Yield (gallons per bushel) (1)	2.66	2.71	2.55	2.69	2.61
Bushels consumed (in millions)	17.6	18.7	12.6	54.4	37.5
Co-product return % (2)	35.8%	31.1%	47.1%	34.0%	48.1%

Commodity spread (per gallon) (3)	$1.09	$1.28	$1.89	$1.20	$1.76
Conversion cost per gallon produced	$0.63	$0.61	$0.67	$0.60	$0.67
Freight/distribution cost per gallon sold (4)	$0.19	$0.18	$0.15	$0.17	$0.15

Inventory value per gallon	$1.61	$1.98	$1.94	$1.61	$1.94
Inventory gallons (in millions) (5)	28.6	30.6	42.0	28.6	42.0

(1)                                  Yield equals gallons produced divided by bushels consumed

(2)                                  Co-product return percentage equals co-product quarterly revenue divided by quarterly gross corn cost

(3)                                  Commodity spread equals average gross ethanol sales price per gallon sold less net corn cost

(4)                                  Calculated by taking total freight/distribution costs incurred and dividing by total ethanol gallons sold. Total freight/distribution costs may also include cost to ship co-products.

(5)                                  Inventory gallons reflect ethanol gallons on hand at period end, and may include adjustments for volume gains or losses.

Cost of Goods Sold Breakout

	Three months ended			Nine months ended September 30,
(In millions)	9/30/07	6/30/07	9/30/06	2007	2006

Gross corn costs	$67.1	$74.7	$29.1	$206.5	$83.6
Conversion costs	29.4	30.9	21.5	87.4	65.0
Depreciation	3.3	3.0	0.6	9.3	2.7
Freight/distribution costs	31.0	28.0	24.5	89.2	76.5
Inventory change
Volume (1)	4.0	21.6	(25.2)	2.7	(15.6)
Price (2)	10.6	(2.1)	10.5	8.6	(18.5)
Other (3)	(0.1)	(0.8)	(1.4)	(0.7)	(0.3)
Total inventory change	14.5	18.7	(16.1)	10.6	(34.4)

Purchased ethanol and pass through taxes	217.1	212.2	320.1	735.1	861.9
Total cost of goods sold	$362.4	$367.5	$379.7	$1,138.1	$1,055.3

(1)                                  Volume = change in volume x previous quarters price

(2)                                  Price = change in price x current quarter volume

(3)                                  Other is made up of changes in co-product inventory and adjustment entries related to the timing of product unloading and volume gains or losses